Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 (this “Amendment No. 2”), dated as of May      , 2013, to the Agreement and Plan of Merger, dated as of March 13, 2013, as amended (the “Merger Agreement”), is made by and among Kroenke Sports & Entertainment, LLC, a Delaware limited liability company (“Parent”), KSE Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Outdoor Channel Holdings, Inc., a Delaware corporation (“OUTD”). All capitalized terms that are used but not defined in this Amendment No. 2 shall have the respective meanings ascribed thereto in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, Section 9.13 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

WHEREAS, the Parent Members and the Board of Directors of each of Merger Sub and OUTD have approved the consummation of the business combination provided for in the Merger Agreement as amended by this Amendment No. 2;

WHEREAS, the Parent Members have (i) determined that it is in the best interests of Parent and its members to amend the Merger Agreement as set forth in this Amendment No. 2 and (ii) approved this Amendment No. 2, the execution and delivery of this Amendment No. 2 and the performance by Parent and Merger Sub of the Merger Agreement as amended by this Amendment No. 2 and the consummation of the transactions contemplated thereby;

WHEREAS, the OUTD Board has (i) determined that it is in the best interests of OUTD and its stockholders, and declared it advisable, to enter into this Amendment No. 2 (ii) approved this Amendment No. 2, the execution and delivery of this Amendment No. 2 and the performance by OUTD of the Merger Agreement as amended by this Amendment No. 2 and the consummation of the transactions contemplated thereby, including the Merger, and (iii) resolved to reaffirm the OUTD Board Recommendation;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Amendment No. 2 and (ii) approved Amendment No. 2, the execution and delivery of this Amendment No. 2 and the performance by Merger Sub of the Merger Agreement as amended by this Amendment No. 2 and the consummation of the transactions contemplated thereby, including the Merger; and

WHEREAS, concurrently with the execution and delivery of this Amendment No. 2, Parent and certain stockholders of OUTD that are currently parties to the Support Agreement are entering into Amendment No. 1 to the Support Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and OUTD agree as follows:

ARTICLE I

AMENDMENT TO MERGER AGREEMENT

Section 1.1. Merger Consideration. Section 2.1(a) of the Merger Agreement is hereby amended by replacing, in the definition of Merger Consideration set forth therein, the reference to “$9.35” with “$10.25”.

Section 1.2. No Solicitation. Section 6.1(d) of the Merger Agreement is hereby replaced in its entirety with the following:

“(d) (i) If a material event, fact, change, development or set of circumstances, in each case, that relates to OUTD, Parent or the transactions contemplated hereby, but does not relate to any Alternative Proposal and which first becomes known to the OUTD Board after the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the OUTD Board as of the date hereof) and prior to obtaining the OUTD Stockholder Approval (an “Intervening Event”) or (ii) if OUTD receives an Alternative Proposal which the OUTD Board concludes in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent in accordance with this Section 6.1(d), then, in each case, the OUTD Board may at any time prior to obtaining the OUTD Stockholder Approval, if it determines in good faith, after consultation with outside legal counsel, that not taking such action would be inconsistent with the fiduciary duties of the OUTD Board to the OUTD stockholders under applicable Law withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the OUTD Board Recommendation (a “Board Recommendation Change”); provided that the OUTD Board may not make a Board Recommendation Change pursuant to the foregoing unless:

(i) Subject to Section 6.4(c), the OUTD Board shall have first provided at least four (4) Business Days prior written notice (a “Notice”) to Parent that it is prepared to take the applicable action in response to an Intervening Event or a Superior Proposal, as applicable, which notice shall (i) describe such Intervening Event or Superior Proposal, as applicable, in reasonable detail, and (ii) in the case of a Superior Proposal, be accompanied by the most current version of all relevant written agreements or proposals relating to the transaction that constitute such Superior Proposal (it being agreed that the Notice and any amendment or update to such Notice and the determination to so deliver such Notice, or update or amend public disclosures with respect thereto shall not constitute a Board Recommendation Change for purposes of this Agreement); and

(ii) Parent does not make, within such four-Business Day period, a binding, written, irrevocable offer to modify the terms of this Agreement that would, in the good faith judgment of the OUTD Board (after consultation with outside legal counsel and financial advisors), cause the Alternative Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that would obviate the need to make a Board Recommendation Change in the event of an Intervening Event, as applicable, in each case, taking into consideration any risk of non-consummation and all legal, financial, regulatory and other aspects of such proposal. OUTD agrees that, during the four-

Business Day period prior to its effecting a Board Recommendation Change, OUTD and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated hereunder such that the Alternative Proposal in question no longer constitutes a Superior Proposal or that would obviate the need to make a Board Recommendation Change in the event of an Intervening Event. Each successive modification to the price or any other material term of any Alternative Proposal shall constitute a new Acquisition Proposal for purposes of this Section 6.1(d) and shall, subject to Section 6.4(c), require a new Notice under Section 6.1(d)(i), if applicable; provided, that, the Notice period shall be shortened in such case from four (4) Business Days to three (3) Business Days, and each reference to four (4) Business Days or a four (4)-Business Day period in this Section 6.1(d) shall be deemed to be three (3) Business Days or a three (3)-Business Day period, as applicable.”

Section 1.3. OUTD Stockholders’ Meeting. Section 6.4 is hereby deleted in its entirety and replaced with the following:

“Section 6.4. OUTD Stockholders’ Meeting.

(a) Subject to Section 6.4(b), OUTD shall convene the OUTD Stockholders’ Meeting to consider and vote upon the approval of the Transaction and to cause such vote to be taken no later than May 14, 2013, at 9:00 a.m., Pacific Time, at OUTD’s facilities located at 43455 Business Park Drive, Temecula, California 92590.

(b) Notwithstanding anything in this Agreement to the contrary, OUTD may, with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), postpone or adjourn the OUTD Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the OUTD Stockholder Approval, (ii) for the absence of quorum or (iii) to allow such additional time for the filing and/or mailing of any supplemental or amended disclosure which OUTD has determined, based on the advice of outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of OUTD prior to the OUTD Stockholders’ Meeting.

(c) If OUTD shall have delivered the Notice contemplated by Section 6.1(d) and the time periods contemplated by Section 6.1(d)(i) and (ii) will not expire prior to the date of the OUTD Stockholders’ Meeting, then OUTD may, with the prior written consent of Parent (which consent shall be granted or withheld in Parent’s sole discretion) postpone or adjourn the OUTD Stockholders’ Meeting only for such amount of time as is necessary to permit the time periods contemplated by Section 6.1(d) to expire; provided, however, that if Parent does not grant such consent, then the OUTD board shall have the right, subject to the other terms and conditions of Section 6.1, to make a Board Recommendation Change on the Business Day prior to, or on the date of, the OUTD Stockholder Meeting, notwithstanding the fact that the applicable time periods of Section 6.1(d) shall not have expired.”

Section 1.4. Termination. Section 8.1(e) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(e) RESERVED”

Section 1.5. Termination Fee. Section 8.3(a) of the Merger Agreement is hereby amended by replacing, in the definition of the Termination Fee set forth therein, the reference to “$1,000,000” with “$7,500,000” and by deleting Section 8.3(a)(i) in its entirety and replacing it with the following:

“(i) RESERVED”

Section 1.6. Termination Fee. Section 8.3(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) OUTD shall pay the Termination Fee by wire transfer of immediately available funds (i) within two (2) Business Days following the termination of this Agreement in the case of Section 8.3(a)(ii) and (ii) within two Business Days of the event giving rise to the payment of the Termination Fee in the case of Section 8.3(a)(iii). For the avoidance of doubt, any payment to be made by OUTD under this Section 8.3 shall be payable only once to Parent with respect to this Section 8.3 and not in duplication even though such payment may be payable under one or more provisions hereof.”

ARTICLE II

GENERAL PROVISIONS

Section 2.1. No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment No. 2 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 2.2. Effect of Amendment. This Amendment No. 2 shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment No. 2 by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Section 2.3. Counterparts. This Amendment No. 2 may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Amendment No. 2, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 2.4. Governing Law. This Amendment No. 2 and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

Section 2.5. Severability. If any term or other provision of this Amendment No. 2 is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Amendment No. 2 shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Amendment No. 2. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment No. 2 so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

KROENKE SPORTS & ENTERTAINMENT, LLC

By:	/s/ James A. Martin
Name:	James A. Martin
Title:	President and Chief Executive Officer

KSE MERGER SUB, INC.

By:	/s/ James A. Martin
Name:	James A. Martin
Title:	President

OUTDOOR CHANNEL HOLDING, INC.

By:	/s/ Perry T. Massie
Name:	Perry T. Massie
Title:	Co-Chairman of the Board of Directors

[Signature Page to Amendment No. 2]